                                 EXHIBIT 99

                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549




                                   FORM 11-K


                     ANNUAL REPORT PURSUANT TO SECTION 15(d)


                                      OF THE


                         SECURITIES EXCHANGE ACT OF 1934



                     FOR THE FISCAL YEAR ENDED JUNE 30, 1994



                   AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN
                --------------------------------------------------
                             (Full title of the Plan)


                                     AGWAY INC.
       -------------------------------------------------------------------
          (Name of Issuer of the securities held pursuant to the Plan)



                                333 BUTTERNUT DRIVE
                              DEWITT, NEW YORK  13214
        -------------------------------------------------------------------
               (Address of principal executive offices of the Plan
                         and the issuer of the securities)

Item 1.          Changes in the Plan.
                 None

Item 2.          Changes in Investment Policy.
                 None

Item 3.          Contributions Under the Plan.
                         The following represents the Company's Contribution
                 to the Company Security Fund during the last five years as a percent of the employees' contribution:

                                                                           1994       1993      1992       1991      1990
                                                                           ----       ----      ----       ----      ----

                         Contribution as a percentage of
                                 employees' contribution. . . . . . . . .   10%        30%       10%        10%       25%

Item 4.          Participating Employees.
                 As of June 30, 1994, the number of employees participating in the Plan totaled 5,117.

Item 5.          Administration of the Plan.
                 (a)  The members of the Employee Benefit Plans
                      Administration Committee are as follows:

Name                       Address                 Capacity           Agway Office Held
- - - - - - - - ----                       -------                 --------           -----------------

R. T. Engfer               Agway Inc.              Chairman           Vice President, Human Resources
                           DeWitt, N.Y.
D. P. Cardarelli           Agway Inc.              Administrator      Vice President, Treasurer
                           DeWitt, N.Y.
P. L. DiPasqua             Agway Inc.              Administrator      Senior Corporate Legal Assistant
                           DeWitt, N.Y.
K. L. Gillespie            Agway Inc.              Administrator      Director, Seed Operations-Agriculture
                           DeWitt, N.Y.
G. C. Gugger               Agway Inc.              Administrator      Vice President, Finance and Treasurer-
                           DeWitt, N.Y.                               Agway Insurance Group
N. G. Magnuson             Agway Inc.              Administrator      Associate General Counsel
                           DeWitt, N.Y.
M. F. Meath                Agway Inc.              Administrator      Manager, Government Relations
                           DeWitt, N.Y.
R. A. Schlote              Agway Inc.              Administrator      Director, Compensation & Benefits
                           DeWitt, N.Y.
C. E. Whittemore           Agway Inc.              Administrator      Senior Vice President-Information
                           DeWitt, N.Y.                               Services
K. M. Williams             Agway Inc.              Administrator      Director, Sales-Agriculture
                           DeWitt, N.Y.
Boston Safe                One Boston Place        Investment         June 30,1985 to November 21, 1993
Deposit & Trust            Boston, MA              Manager
Company
Bankers Trust              280 Park Avenue         Investment         January 1, 1993 to Present
Company                    New York, NY            Manager
Wells Fargo                45 Fremont Street       Investment         November 22, 1993 to Present
Institutional Trust        San Francisco, CA       Manager
Company

                 (b) No Compensation is received by the above-named administrators for services under the Plan. The Plan paid $43,516 to the Boston Safe Deposit & Trust Company, Wells Fargo Institutional Trust Company and Bankers Trust Company for services as investment managers.

Item 6.          Custodian of Investments.
                 (a) The Chase Manhattan Bank, N.A., Chase MetroTech Center, Brooklyn, NY 11245, Trustee, is custodian of the securities of the Plan. Effective August
                         1, 1994, United States Trust Company of New York, 770 Broadway, New York, NY 10003, became custodian of the securities of the Plan.

                 (b) The Plan paid $24,337 to the aforementioned Trustee for trustee fees.

                 (c) There is no bond furnished by the Trustee in connec-tion with the custody of the securities of the Plan.

Item 7.          Reports to Participating Employees.
                         Each participating employee has received an annual
                 report of the Plan for the fiscal year ended June 30, 1993. A similar annual report will be sent to each participant in March 1995, for the fiscal year ended June 30, 1994.

                         Each participating employee will receive a report
                 of the status of the employee's account under the Plan dated prior to October 15, 1994.

Item 8.          Investment of Funds.
                         There were no brokerage commissions paid by the
                 Plan during the three most recent fiscal years to any broker which is an affiliated person of the Plan, which is an affiliated person of such person or an affiliated person of which is an affiliated person of the Plan, or its investment advisor or principal underwriter.

                         The Plan did not direct brokerage transactions
                 to a broker because of research services.

Item 9.          Financial Statements and Exhibits.
                 (a) Financial Statements. The financial statements and schedule of the Agway Inc. Employees' Thrift
                 Investment Plan filed herein are as follows:

                 Report of independent accountants . . . . . . .  Page F-1

                 Statements of net assets available for
                 benefits as of June 30, 1994 and 1993.. . . . . .Page F-2

                 Statements of changes in net assets available
                 for benefits for the years ended June 30,
                 1994, 1993, and 1992. . . . . . . . . . . . . . .Page F-3

                 Notes to financial statements.. . . . . .Pages F-4 to F-8

                 Schedule I - Investments as of
                 June 30, 1994.. . . . . . . . . . . .Pages S-1.1 to S-1.2

                 Schedule II - Statement of net assets
                 available for benefits as of June 30,
                 1994, and 1993 of the Company Security
                 Fund, Stock Fund, Bond Fund, and the
                 Cash Fund,separately. . . . . . . . . . . . . . .Page S-2

                 Schedule III - Statements of changes
                 in net assets available for benefits
                 for the years ended June 30, 1994, 1993
                 and 1992 of the Company Security Fund,
                 Stock Fund, Bond Fund and the Cash
                 Fund, separately. . . . . . . . . . . . . . . . .Page S-3

                 Schedules other than those listed above have been omitted for the reason that they are not applicable, not required, or the required information is included in the aforemen-tioned statements and schedules.

                  AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                     Data for Inclusion in Form 11-K

                            as of June 30, 1994
                                 ___________

(logo)
COOPERS                               certified public accountants
& LYBRAND



                           INDEPENDENT AUDITORS' REPORT










         To the Employee Benefit Plans
           Administration Committee,
           Agway Inc.





         We have audited the accompanying statements of net assets available for benefits of AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN as of June 30, 1994 and 1993, and the related statements of changes in net assets available for benefits for the years ended June 30, 1994, 1993 and 1992, and the supporting financial statement schedules. These financial statements and financial statement schedules are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
         An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of June 30, 1994 and 1993, and the changes in net assets available for benefits for the years ended June 30, 1994, 1993, and 1992, in conformity with generally accepted account-ing principles. In addition, in our opinion, the financial state-ment schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information included therein.






         Syracuse, New York
         July 29, 1994

                 AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                             June 30, 1994 and 1993
                                  ___________

                             (Thousands of Dollars)



                                              ASSETS                        1994        1993
                                                                            ----        ----

         Securities of Agway Inc. and Agway Financial
           Corp., at fair value (approximates cost) Schedule I           $ 56,508    $ 52,453

         Mutual common stock, at fair value (cost: 1994 -
           $31,469; 1993 - $11,489) Schedule I                             30,193      27,363

         Mutual bond fund at fair value (cost: 1994 -
           $959; 1993 - $948) Schedule I                                      962         976

         Temporary investment funds, at fair value
           (equals cost) Schedule I                                           977       1,625

         Loans to participants                                                796

         Accrued income                                                     2,097       1,981
                                                                         --------    --------

              TOTAL ASSETS                                               $ 91,533    $ 84,398
                                                                         ========    ========


         NET ASSETS AVAILABLE FOR BENEFITS                               $ 91,533    $ 84,398
                                                                         ========    ========




         See Schedule II for allocation by Fund.



   The accompanying notes are an integral part of the financial statements.

                  AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

            STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                    Years Ended June 30, 1994, 1993 and 1992
                                   ___________

                              (Thousands of Dollars)


                                                                1994        1993        1992
                                                                ----        ----        ----
         Additions to net assets attributed to:
         Investment income
           Net appreciation (depreciation) in fair
             value of investments (Note 4)                  ($    180)   $  3,982    $  2,944
           Interest                                             1,414       1,451       1,539
           Dividends                                            3,270       2,687       2,615
                                                             --------    --------    --------

                                                                4,504       8,120       7,098
                                                             --------    --------    --------

         Contributions
           Participants                                         6,031       5,687       6,331
           Agway Inc.                                           1,378         449         490
                                                             --------     -------    --------

                                                                7,409       6,136       6,821
                                                             --------     -------    --------

              Total additions                                  11,913      14,256      13,919
                                                             --------     -------    --------

         Deductions from net assets attributed to:
           Benefits paid to participants                        4,413      12,563       7,192
           Forfeitures to Agway Inc.                                           15          61
           Administrative expenses                                365         185         144
                                                             --------     -------    --------

              Total deductions                                  4,778      12,763       7,397
                                                             --------     -------    --------

              Net increase                                      7,135       1,493       6,522

         Net assets available for
            benefits, beginning of year                        84,398      82,905      76,383
                                                             --------     -------    --------


              Net assets available for
                 benefits, end of year                       $ 91,533    $ 84,398    $ 82,905
                                                             ========    ========    ========

         See Schedule III for allocation by Fund.


   The accompanying notes are an integral part of the financial statements.

                 AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  ___________

                              (Thousands of Dollars)



         1.  PLAN TRUSTEE
             ------------
             The cash and investments of the Plan are held by The Chase Manhattan Bank, N.A., Trustee, under a trust agreement dated January 1, 1985. In general, the duties of the Trustee include:
             (1) holding assets and collecting income therefrom;
             (2) investing the assets of the Plan; (3) selling or exchanging the assets of the Plan; and (4) paying benefits to participants in the Plan on the written order of the Administrative Committee which is appointed by the Board of Directors of Agway Inc. The investment of assets in the Stock Fund are directed by an investment manager, Wells Fargo Institutional Trust Company,
             San Francisco, California. The Bond Fund and the Cash Fund are managed by Bankers Trust Company, New York.


         2.  PLAN PROVISIONS
             ---------------
             The Plan is a defined contribution plan covering Agway Inc.'s full-time employees and part-time employees who have reached their first anniversary date and have worked 1,000 hours.

             A participant may elect to contribute "regular investments" of 2% to 6% of his total compensation. These investments are made on a "pre-tax" basis or an "after-tax" basis or a combination totaling up to 6% of a participant's total compensation. Pre-tax regular investments are designed to take advantage of Sec-tion 401(k) and are contributed to the Plan before being sub-ject to federal income tax and most states' income tax. After-tax regular investments are contributed to the Plan after being subject to federal and state income taxes.

             The participant may invest an additional 1% to 9% of his total compensation as additional investments on a pre-tax basis (limited to an annually established IRS determination) if the participant contributes the maximum 6% of regular investments. Amounts exceeding the limits established by the regulations will be made on an after tax basis based on the election of the par-ticipant.

             On January 1, 1993, the Plan was amended to provide for separate investment fund choices to participants: the Company Security Fund, Stock Fund, Bond Fund, and Cash Fund. Prior to January 1, 1993, investment fund choices consisted of the Company Security Fund and the Stock Fund.

             All participants' investments are invested at the option of the participant in any combination of the four funds in multiples of 25%. A participant can change his designation of the funds into which his contributions are made upon 30 days notice at the first of each month. A current employee or retiree may transfer from one fund to another once each month.

                 AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                   ___________

                             (Thousands of Dollars)



         2.  PLAN PROVISIONS (Continued)
             ---------------
             The Company shall contribute on behalf of each participant an amount equal to at least 10%, but not more than 50% of each participant's regular investments to the Plan. The Company contribution applies only to a participant's regular invest-ments. The Company does not contribute based on a participant's additional investments. The Company contribution will be made to the Company Security Fund. The discretionary percentage of Company contributions above 10% for each year of operation of the Plan shall be determined by the Board of Directors of the Company. The Company's contribution will be made each week at a rate of 10% of the participant's regular investment.
             Any amount of the Company's contribution greater than 10% of the participant's regular investment as determined by the Board of Directors will be paid not later than the time prescribed by law for filing the Company's federal income tax return for the applicable taxable year, including extensions for such filing.

             The Company shall also contribute on behalf of each participant, if necessary, an amount such that the rate of return on current market value of that portion of the Company Security Fund not invested in the Company's Money Market Certificates, will equal one-half percent less than the interest rate plus any declared "extra" paid on the Company's member debentures. This contribu-tion is made semi-annually to the Company Security Fund. The contribution is allocated to individual accounts so that each individual attains the rate of return described above.

             It is explicitly provided and intended that the Company Security Fund be invested in qualified Agway securities. However, if at any time when the Trustee has funds available for such invest-ment, such prescribed securities are not available for purchase from the Company, the Trustee is authorized to hold such funds in an interest bearing account, or to invest such funds in one or more securities of other corporations which, in the Trustee's opinion, are comparable to the prescribed securities of the Company. Securities of Agway, Inc. will be purchased from the Company at par value or principal amount, since the market value of such securities is maintained as such by the Company as a result of the Company's practice of repurchasing its outstanding securities at par whenever holders thereof elect to tender them for redemption.

             The Stock Fund, including earnings thereon, shall be invested in any common stock(s), common stock fund(s), or any security convertible into common stock as the Investment Committee may deem advisable from time to time, but which shall not include shares of stock or other securities of the Company or any of its subsidiaries or affiliates. The Investment Manager will make purchases of such securities in the open market at prices prevailing in such market on the day of purchase. Short-term obligations of the U. S. Government or other investments of a short-term nature may be purchased and held pending the selec-tion and purchase of suitable securities based on the short-term expectations

                AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                       NOTES TO FINANCIAL STATEMENTS
                                 ___________

                            (Thousands of Dollars)



         2.  PLAN PROVISIONS (Continued)
             ---------------
             of the relative return in the equity market. Substantially all of the Stock Fund investments were in the Wells Fargo "U. S. Equity Market Fund" and The Boston Safe Deposit and Trust Company Inc.'s "Wilshire 5000 Index Market Fund" at June 30, 1994 and 1993, respectively. As there is no market quotation available, fair value of the Stock Fund Investments is based on the unit market value established by the Investment Manager. This unit value is calculated by dividing the net assets of the Market Fund, stated at quoted market values, by the units outstanding.

             The Cash Fund investment objective is to preserve capital and earn a competitive day-to-day interest rate. It invests in high quality, short-term money market instruments whose maturities normally will not exceed one year and are, on average, less than three months. Investments may be made in
             U. S. Treasury or agency obligations; obligations issued by financial, industrial, public utility, or other companies; bankers' acceptances, bank certificates of deposit or time deposits; commercial paper; and other similar obligations.

             The Bond Fund invested primarily in bonds of U. S. Government and investment grade bonds of industrial, financial, and utility corporations. "Investment Grade" is a term for securities of high quality that are rated Baa or better by Moody's Investor Service and BBB or better by Standard &
             Poor's Corporation.  All of the Bond Fund investments were in the Bankers Trust Company's "Corporate Bond Index Fund"
             at June 30, 1994 and 1993.   As there is no market quotation
             available, fair value of the Bond Fund Investments is based on the unit market value established by the Investment Manager. This unit value is calculated by dividing the net assets of the Bond Index Fund, stated at quoted market values, by the units outstanding.


             Allocation of plan earnings is done on a monthly basis and is based on the funds monthly earning percentage (fund earnings divided by fund market value) times the participant's accumulated investments and earnings in the fund.

             Effective July 1, 1993, participants vest immediately in Company contributions and earnings on those contributions.

             The Plan also includes various terms and conditions under which a participating employee can make withdrawals from the Plan. Effective July 1, 1993 participants may borrow up to 50% of their vested account balance. Participant loans must be no less than $500 and no greater than $50,000.



             As of June 30, 1994 there were 5,117 employees participating in the Plan. The number of employees electing to invest contributions, in whole or in part, in each of the available investment funds, is as follows at June 30, 1994:

                     Company Security Fund              5,100
                     Stock Fund                         3,652
                     Cash Fund                            177
                     Bond Fund                            446

                 AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  ___________

                             (Thousands of Dollars)


         3.  PLAN TERMINATION
             ----------------
             The Company may amend, modify, suspend or terminate the Plan. Although the Company has no intention of so doing, in the event the Plan is terminated or employer contributions are discontinued, all of the assets of the Plan shall be used for the benefit of participants and beneficiaries under the Plan and the interest of each participant in employer contributions and earnings thereon included in the Company Security Fund shall vest immediately.

         4.  NET APPRECIATION (DEPRECIATION) IN FAIR VALUE OF INVESTMENTS
             ------------------------------------------------------------
             The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) of those investments.

             Unrealized appreciation (depreciation) in Stock Fund investments was as follows:

                                                        1994       1993        1992
                                                        ----       ----        ----
               Excess of market quotations
                 over cost at beginning of year       $15,873    $13,415     $10,582
               Excess of market quotations
                 over cost at end of year            (  1,276)    15,873      13,415
                                                      -------    -------     -------
                    Unrealized appreciation
                      (depreciation)                 ($17,149)   $ 2,458     $ 2,833
                                                      =======    =======     =======

             During fiscal 1994, 1993 and 1992, the Stock Fund sold securities with an aggregate historical cost of $18,021, $4,220 and $2,456, respectively (specific identification) receiving aggregate proceeds thereon of $35,006, $5,715 and $2,567, respectively, resulting in a net realized gain of $16,985, $1,494 and $111, respectively.

             Unrealized appreciation (depreciation) on Bond Fund investments was as follows:

                                                        1994       1993        1992
                                                        ----       ----        ----
               Excess of market quotations
                 over cost at beginning of year       $    28    $ -0-       $ -0-
               Excess of market quotations
                 over cost at end of year                   3         28       -0-
                                                      -------    -------     -------
                    Unrealized appreciation
                      (depreciation)                 ($    25)   $    28     $ -0-
                                                      =======    =======     =======

             During fiscal 1994 and 1993, the Bond Fund sold securities with aggregate historical costs of $332 and $168, respectively, re-ceiving aggregate proceeds thereon of $341 and $170, respective-ly, resulting in net realized gains of $9 and $2, respectively.

                AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                        NOTES TO FINANCIAL STATEMENTS
                                  ___________

                             (Thousands of Dollars)



         5.  PLAN EXPENSES
             -------------
             During fiscal years 1994, 1993 and 1992 the Employee Benefit Plan Administration Committee of Agway Inc. authorized certain direct administrative expenses incurred by Agway Inc. for the benefit of the Plan to be reimbursed by the Plan. These amounts are approximately $87,000, $78,000 and $91,000 for the years ended June 30, 1994, 1993 and 1992, respectively. They are included in administrative expenses.


         6.  FEDERAL INCOME TAX STATUS
             -------------------------
             A favorable determination letter dated July 25, 1985, was issued by the Internal Revenue Service on behalf of the Plan which stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

             The Plan was amended in 1994 and the Plan Administrator has filed for a favorable determination letter from the Internal Revenue Service.

             No provision for income taxes has been included in the Plan's financial statements.

             Until such time as a participant withdraws all or part of their investment, they will not be subject to federal income tax for "pre-tax" regular investments, contributions made on the participant's behalf by the Company, appreciation of invest-ments or dividend and interest income credited to the parti-cipants' account in the Plan. These amounts are also not subject to State income tax, except that "pre-tax" regular investments are subject to income tax in some states.

                 AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                           SCHEDULE I - INVESTMENTS

                              as of June 30, 1994
                                  ___________

                    Col. A                         Col. B          Col. C          Col. D
                    ------                         ------          ------          ------
                                              Balance Held at
                                              Close of Period.
                                             Number of Shares or                Market Value
                Name of Issuer                Principal Amount     Cost of    of Each Item at
              and Title of Issue             of Bonds and Notes   Each Item   Close of Period
              ------------------             ------------------   ---------   ---------------
                                                                     (Thousands of Dollars)
         Company Security Fund:
           Agway Inc.:
             6% cumulative preferred
               stock - Series A                      84,950       $  8,495       $  8,495
             8% cumulative preferred
               stock - Series B                     131,870         13,187         13,187
             7% cumulative preferred
               stock - Series C                     114,720         11,472         11,472
             8% restricted preferred
               stock - Series B                      52,550          5,255          5,255
             6-1/2% subordinated money
               market certificates due
               October 31, 1998                  $1,504,565          1,505          1,505
             7-1/2% subordinated debentures,
               due July 1, 2003                  $2,000,000          2,000          2,000
             8% subordinated money
               market certificates, due
               October 31, 1995                  $1,826,580          1,827          1,827
             8% subordinated debentures,
               due July 1, 1999                  $1,130,000          1,130          1,130
             10% subordinated money
               market certificates, due
               October 31, 1994                  $1,424,962          1,425          1,425
           Agway Financial Corp.:
             7% subordinated money
               market certificates,
               due October 31, 1995              $1,733,956          1,734          1,734
             8% subordinated money market
               certificates, due
               October 31, 2005                  $1,166,770          1,167          1,167
             8-1/2% subordinated money
               market certificates,
               due October 31, 1998              $  601,297            601            601
             8-1/2% subordinated money
               market certificates,
               due October 31, 2001              $2,397,992          2,398          2,398
             9% restricted debenture fund,
               due October 31, 2000              $2,082,320          2,082          2,082

                                    Continued



                                      S-1.1

                   AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN
                                as of June 30, 1994
                                    ___________

                    Col. A                         Col. B          Col. C          Col. D
                    ------                         ------          ------          ------
                                              Balance Held at
                                              Close of Period.
                                             Number of Shares or                Market Value
                Name of Issuer                Principal Amount     Cost of    of Each Item at
              and Title of Issue             of Bonds and Notes   Each Item   Close of Period
              ------------------             ------------------   ---------   ---------------
                                                                     (Thousands of Dollars)
         Company Security Fund: (Continued)
           Agway Financial Corp.: (Continued)
             7-1/2% subordinated money
               market certificates, due
               October 31, 1999                  $1,030,407       $  1,030       $  1,030
             5-1/2% subordinated money
               market certificates, due
               October 31, 1996                  $1,200,000          1,200          1,200
                                                                  --------       --------
              Total Company securities                              56,508         56,508
           Temporary Investment Fund             $  262,913            263            263
                                                                  --------       --------
              Total Company Security Fund                           56,771         56,771
                                                                  --------       --------

         Stock Fund:
           Wilshire 5000 Index Market Fund        1,552,854         31,469         30,193

           Temporary Investment Fund             $  332,068            332            332
                                                                  --------        -------

              Total Stock Fund                                      31,801         30,525
                                                                  --------        -------

         Bond Fund:
           Bankers Trust Corporate
             Bond Index Fund                        540,165            959            962
                                                                  --------        -------

              Total Bond Fund                                          959            962
                                                                  --------        -------

         Cash Fund:
           Bankers Trust Discretionary Cash Fund $  381,996            382            382
                                                                  --------        -------

              Total Cash Fund                                          382            382
                                                                  --------        -------

              TOTAL INVESTMENTS                                   $ 89,913       $ 88,640
                                                                  ========       ========






                                    S-1.2

                  AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

          SCHEDULE II - STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                             June 30, 1994 and 1993
                                  ___________

                             (Thousands of Dollars)

                                          Company
                                       Security Fund         Stock Fund            Bond Fund            Cash Fund         Total
                                       -------------         ----------            ---------            ---------
 ASSETS                                1994     1993        1994       1993      1994       1993      1994       1993     1994
                                       ----     ----        ----       ----      ----       ----      ----       ----     ----
 Securities of Agway Inc., at
  fair value (approximates cost)     $56,508    $52,453                                                                  $56,508

 Common stock, at fair value
  (cost: 1994 - $31,469;
   1993 - $11,489)                                        $30,193    $27,363                                              30,193

 Mutual Bond Fund  at fair value
 (cost:1994 - $959; 1993 - $948)                                               $   962    $   976                            962

 Loans to participants                   431                  338                   19              $     8                  796

 Temporary investment funds, at
   fair value (equals cost)              263        101       332      1,273                            382    $   251       977

 Accrued income                        2,096      1,980                                                   1          1     2,097
                                     -------    -------   -------    -------   -------    -------   -------    -------   -------

                                     $59,298    $54,534   $30,863    $28,636   $   981    $   976   $   391    $   252   $91,533
                                     =======    =======   =======    =======   =======    =======   =======    =======   =======

 NET ASSETS AVAILABLE
  FOR BENEFITS                       $59,298    $54,534   $30,863    $28,636   $   981    $   976   $   391    $   252   $91,533
                                     =======    =======   =======    =======   =======    =======   =======    =======   =======


                   AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                     SCHEDULE III - STATEMENTS OF CHANGES IN
                        NET ASSETS AVAILABLE FOR BENEFITS

                     Years Ended June 30, 1994, 1993 and 1992
                                   ___________

                             (Thousands of Dollars)



                                Company Security Fund              Stock Fund              Bond Fund        Cash Fund      Total
                                ---------------------              ----------              ---------        ---------      -----
                                1994     1993     1992       1994      1993     1992     1994     1993     1994   1993      1994
                                ----     ----     ----       ----      ----     ----     ----     ----     ----   ----      ----
Additions to net
 assets attributed to:
  Net appreciation in fair
  value of investments                                    ($   163)  $ 3,952  $ 2,944  ($  17)  $   30                   ($   180)
  Interest                    $ 1,378  $ 1,435  $ 1,526         24        14       13                     $  12  $   2      1,414
  Dividends                     2,788    2,687    2,615        482                                                          3,270
                              -------  -------  -------    -------   -------  -------   -----   ------    -----  -----    -------
                                4,166    4,122    4,141        343     3,966    2,957  (   17)      30       12      2      4,504
                              -------  -------  -------    -------   -------  -------   -----   ------    -----  -----    --------


Contributions
 Participants                   2,841    3,033    3,868      2,839     2,500    2,463     275      124       76     30      6,031
 Agway Inc.                     1,378      449      490                                                                     1,378
 Transfer from other
   funds, net                  (  434)  (1,703) (   418)       515       656      418   ( 163)     823       82    224        -0-
                              -------  -------  -------    -------   -------   ------   -----    -----    -----  -----    -------
                                3,785    1,779    3,940      3,354     3,156    2,881     112      947      158    254      7,409
                              -------  -------  -------    -------   -------   ------   -----    -----    -----  -----    -------
    Total additions             7,951    5,901    8,081      3,697     7,122    5,838      95      977      170    256     11,913
                              -------  -------  -------    -------   -------   ------   -----    -----    -----  -----    -------
Deductions from net
 assets attributed to:
   Participants                 2,954    8,867    5,402      1,345     3,692    1,790      85                29             4,413
   Forfeitures to Agway Inc.                15       61
   Administrative expenses        233       93       72        125        91       72       5        1        2               365
                              -------  -------  -------    -------   -------   ------   -----    -----    -----  -----    -------
    Total deductions            3,187    8,975    5,535      1,470     3,783    1,862      90        1       31    -0-      4,778
                              -------  -------  -------    -------   -------   ------   -----    -----    -----  -----    -------
    Net increase (decrease)     4,764  ( 3,074)   2,546      2,227     3,339    3,976       5      976      139    256      7,135

Net assets available for
 benefits, beginning of year   54,534   57,608   55,062     28,636    25,297   21,321     976               252            84,398
                              -------  -------  -------    -------   -------   ------   -----    -----    -----   -----   -------
Net assets available
 for benefits, end of year    $59,298  $54,534  $57,608    $30,863   $28,636  $25,297  $  981   $  976    $ 391  $ 256    $91,533
                              =======  =======  =======    =======   =======  =======  ======   ======    =====  =====    =======



                                     S-3